Exhibit 10.9

BIOMED REALTY TRUST, INC.

BIOMED REALTY, L.P.

ANNUAL INCENTIVE BONUS PLAN

This Annual Incentive Bonus Plan (the “Plan”) is intended to provide an additional incentive for employees of BioMed Realty Trust, Inc. (the “REIT”), a Maryland corporation, and BioMed Realty, L.P. (the “Partnership”), a Maryland limited partnership, and their subsidiaries (collectively, the “Company”), to further the growth, development and financial success of the Company, to tie the goals and interests of such executives to those of the Company and its stockholders, and to enable the Company to attract and retain highly-qualified employees. The Plan is for the benefit of the Participants (as defined below).

The Compensation Committee (the “Committee”) of the Board of Directors of the REIT (the “Board”) has adopted the Plan, effective January 1, 2012.

1. Participants. Participation in the Plan shall be limited to such employees of the Company and its subsidiaries whom the Committee from time to time determines shall be eligible to receive a bonus award (a “Bonus”) hereunder (the “Participants”).

2. Administration. The Plan shall be administered by the Committee. The Committee shall have the discretion and authority to administer and interpret the Plan, including the authority to establish bonus programs or guidelines under the Plan (the “Bonus Guidelines”) from time to time containing such terms and conditions as the Committee may determine or deem appropriate in its discretion, including, without limitation, terms and conditions relating to the administration of the Plan and/or the determination and payment of Bonuses hereunder. The Committee may modify, suspend, terminate or supersede the Bonus Guidelines at any time in its sole discretion. Any and all Bonus Guidelines adopted by the Committee shall be subject to the terms and conditions of the Plan. Any disputes under the Plan shall be resolved by the Committee or its designee, whose decision will be final.

3. Performance Goals. The Plan is intended to provide incentives for the achievement of approved annual corporate and individual objectives (the “Performance Goals”), as determined by the Committee with respect to each calendar year during the term of the Plan (each an “Incentive Plan Year”).

(a) Corporate Performance Goals. Within 90 days of the beginning of each Incentive Plan Year, the Committee shall select such objective corporate Performance Goals as the Committee may determine in its sole discretion, which may include, without limitation, one or more of the following criteria: net earnings (either before or after one or more of the following: interest, taxes, depreciation and amortization); gross or net sales or revenue; net income (either before or after taxes); adjusted net income; operating earnings; cash flow (including, but not limited to, operating cash flow and free cash flow); return on assets; return on capital; return on shareholders’ equity; total stockholder return; return on sales; gross or net profit or operating margin; costs; funds from operations; adjusted funds from operations; leasing volume; acquisitions or new investments; leverage level; expenses; working capital; earnings per share; adjusted earnings per share; funds from operations per share; price per share of the Company’s common stock; implementation or completion of critical projects; comparisons with various stock market indices; debt reduction; shareholder equity; operating efficiency; financial ratios; and financing and other capital raising transactions. It is intended that the corporate objectives be objectively determinable, with the weighting of the various corporate Performance Goals to be approved by the Committee.

(b) Individual Performance Goals. All Participants in the Plan will work with his or her direct manager to develop a list of key individual Performance Goals. The Chief Executive Officer of the Company will work with the Committee to develop his individual Performance Goals.

A Performance Goal may be a single goal or a range with a minimum goal up to a maximum goal. Unless otherwise determined by the Committee, the amount of each Participant’s Bonus shall be based upon a bonus formula determined by the Committee in its sole discretion that ties such Bonus to the attainment of the applicable Performance Goals. The Committee may in its sole discretion modify or change the bonus formulas and/or Performance Goals at any time and from time to time during or upon completion of an Incentive Plan Year.

4. Target Bonuses. Each Participant will be assigned a “Target Bonus Percentage” based on his or her job classification and responsibilities. If a Participant moves from one Target Bonus Percentage level to another during an Incentive Plan Year, his or her Target Bonus Percentage will be prorated according to the time in each position during the Incentive Plan Year. A “Target Bonus” for each Participant will be determined by multiplying his or her Target Bonus Percentage by his or her Base Salary (as defined below) for the relevant Incentive Plan Year. For purposes of this Plan, “Base Salary” shall mean the actual salary paid to a Participant, including salary paid during vacation and accumulated time off, during the Incentive Plan Year. The Target Bonus Percentages for each Participant shall be approved by the Committee for each Incentive Plan Year. A Participant’s maximum Bonus under the Plan shall not exceed 200% of his or her Target Bonus.

Effective for 2012, and unless and until changed by the Committee, in its sole discretion, the Target Bonus Percentages for the executive officers of the Company for purposes of this Plan shall be as follows:

September 30,
Position	Target Bonus Percentage (as % of Base Salary)

Chairman of the Board and Chief Executive Officer	135%
President and Chief Operating Officer	115%
Executive Vice President, Real Estate	115%
Chief Financial Officer	100%

5. Performance Factors. Following the completion of each Incentive Plan Year, separate “Performance Factors” will be established by the Committee with respect to each of the corporate and individual Performance Goals applicable to each Bonus for each Incentive Plan Year.

(a) Corporate Performance Factors. The executive officers of the Company will present to the Committee for its approval their assessment of the level of the Company’s achievement relative to the corporate Performance Goals, which achievement level will be used to calculate a Performance Factor for the corporate component of each Bonus. Such corporate Performance Factor shall be expressed as a percentage within the range specified by the Committee with respect to each Incentive Plan Year. The Committee may, in its discretion, establish minimum corporate Performance Factors which, if not achieved for an Incentive Plan Year, will result in no Bonuses being paid.

(b) Individual Performance Factor. Each Participant’s direct manager will approve the individual Performance Goals for such Participant. A Participant’s individual achievement level relative to his or her Performance Goals will be used to calculate a Performance Factor for such Participant, which achievement level shall be expressed as a percentage within the range specified by the Committee with respect to each Incentive Plan Year. While a Participant’s direct manager shall take a Participant’s achievement with respect to his or her individual Performance Goals for the Incentive Plan Year into account in determining the individual Performance Factor, any such determination remains in the sole discretion of the direct manager based on their subjective assessment of a Participant’s overall performance. The Committee shall make all determinations with respect to a Participant’s individual Performance Factor to the extent the Participant is an executive officer of the Company.

6. Calculation of Bonuses. The actual Bonus for a Participant will be determined by the Committee as soon as practicable following the completion of the relevant Incentive Plan year by applying the Performance Factors to the Target Bonus for such Participant according to the weightings and methods approved by the Committee for such Incentive Plan Year. The Committee may, in its discretion, reduce or eliminate a Bonus otherwise payable to any Participant. Any such reduction or elimination may be made based on objective or subjective determinations as the Committee determines appropriate.

7. Payment of Bonuses. The payment of Bonuses under the Plan shall be made in cash between January 1 and March 15 of the calendar year following the Incentive Plan Year to which such Bonuses relate on such date or dates determined by the Committee and shall be subject to such terms and conditions as may be determined by the Committee in its sole discretion.

A Participant whose employment terminates voluntarily prior to the payment of his or her Bonus will not be eligible to receive a Bonus. If a Participant’s employment is terminated involuntarily during an Incentive Plan Year, or prior to payment of his or her Bonus, other than by reason of his or her death or Disability (as defined below), it will be at the absolute discretion of the Company whether or not any Bonus payment is made. Bonus payments will be prorated to the extent a Participant’s employment terminates during the Incentive Plan Year by reason of his or her death or Disability based on the portion of the Incentive Plan Year such Participant held an eligible position. Participants who have been in an eligible position for less than the full Incentive Plan Year, but who hold an eligible position for at least three months prior to the end of the relevant Incentive Plan Year and remain continuously employed through the date on which Bonuses are paid, will also receive a prorated Bonus based on the portion of the Incentive Plan Year they hold an eligible position. Other than as stated above, Bonuses will not be prorated for partial year service or eligibility. Any proration pursuant to this Section 7 shall be made by the Committee, in its sole discretion.

For purposes of the Plan, “Disability” means the absence of the Participant from the Participant’s duties with the Company on a full-time basis for 90 consecutive days or for a total of 180 days in any 12 month period, in either case as a result of incapacity due to mental or physical illness which is determined to be total and permanent by a physician selected by the Company and reasonably acceptable to the Participant or the Participant’s legal representative.

7. Amendment, Suspension and Termination of the Plan. The Committee shall have the authority to amend, suspend or terminate the Plan at any time in its sole discretion.

8. Miscellaneous.

(a) The Company shall deduct all federal, state, and local taxes required by law or Company policy from any Bonuses paid hereunder.

(b) Nothing contained in this Plan shall confer upon any Participant any right to continue in the employ of the Company, or shall interfere with or restrict in any way the right of the Company, which is hereby expressly reserved, to discharge any Participant at any time for any reason whatsoever, with or without cause. Notwithstanding anything to the contrary contained in the Plan, nothing in the Plan shall adversely affect any rights that a Participant may otherwise have under an employment or severance agreement or plan with or maintained by the Company to which such Participant is a party or under which such Participant is a beneficiary.

(c) The Plan shall be unfunded. Amounts payable under the Plan are not and will not be transferred into a trust or otherwise set aside. The Company shall not be required to establish any special or separate fund or to make any other segregation of assets to assure the payment of any Bonus under the Plan. Any accounts under the Plan are for bookkeeping purposes only and do not represent a claim against the specific assets of the Company.

(d) No Bonus granted under the Plan may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated. All rights with respect to a Bonus granted to a Participant under the Plan shall be available during his or her lifetime only to the Participant.

(e) Notwithstanding anything in the Plan to the contrary, any and all amounts payable to any Participant under the Plan from time to time may, in the Committee’s sole discretion, be reduced or offset by any amounts then due or owing by such Participant to the Company or any of its affiliates pursuant to or in accordance with any benefit or compensation plan, program, policy or arrangement maintained by the Company or such affiliates.

(f) Any provision of the Plan that is prohibited or unenforceable shall be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of the Plan.

(g) The Plan shall be construed, interpreted and the rights of the parties determined in accordance with the laws of the State of California. Should any provision of the Plan be determined by a court of law to be illegal or unenforceable, the other provisions shall nevertheless remain effective and shall remain enforceable. Any and all controversies or disputes involving, relating to, or arising out of, or under, this Plan, including but not limited to its construction, interpretation or enforcement, shall be litigated exclusively in the state or federal courts sitting in San Diego County, California. Each Participant is hereby deemed to irrevocably and unconditionally consent to the personal jurisdiction of the state courts in San Diego County, California with regard to any and all controversies or disputes involving, relating to, or arising out of, or under, the Plan. Each Participant is further deemed to irrevocably and unconditionally waive any defense or objection of lack of personal jurisdiction over Participant by the state or federal courts sitting in San Diego County, California.

(h) Bonus payments are not intended to constitute a deferral of compensation subject to Section 409A of the Code and are intended to satisfy the “short-term deferral” exemption under Section 409A of the Code and the Treasury Regulations issued thereunder. Accordingly, to the extent necessary to cause Bonus payments hereunder to satisfy the “short-term deferral” exemption under Section 409A of the Code and the Treasury Regulations issued thereunder, an Bonus payment shall be made not later than the later (i) the fifteenth day of the third month following the Participant’s first taxable year in which the Bonus payment is no longer subject to a substantial risk of forfeiture, or (ii) the fifteenth day of the third month following the Company’s first taxable year in which the Bonus payment is no longer subject to a substantial risk of forfeiture; provided, however, that if due to administrative reasons Bonuses are not paid within the foregoing time periods, then such Bonuses will be paid as soon as administratively feasible but no later than the last day of the calendar year following the end of the Incentive Plan Year to which such Bonuses relate.

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